EXHIBIT 23.2

Deloitte & Touche LLP
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Chicago, IL 60601-6779
USA

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Belden CDT Inc. on Form S-8 of our report dated October 27, 2003 (which report expresses an unqualified opinion and contains an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets) appearing in the Annual Report on Form 10-K of Belden CDT Inc. (formerly Cable Design Technologies Corporation) for the year ended July 31, 2003.

August 2, 2004

Member of
Deloitte Touche Tohmatsu